Exhibit 99.1

Applied DNA Acquires RNA Polymerase Developer Spindle Biotech, Launches LineaIVTTM Platform to Substantially Improve mRNA Manufacturing and Broaden Market Reach

- Platform Enables Customers to Manufacture mRNA with Substantial Reduction in dsRNA and Manufacturing Complexities; Integrable into Current mRNA Workflows -

- Platform Currently Available Under Early Access Program -

STONY BROOK, N.Y. – July 13, 2023 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in PCR-based DNA technologies, today announced that it has acquired Spindle Biotech Inc. (“Spindle”), an early-stage, private biotech company developing next-generation RNA manufacturing technologies. The acquisition uniquely leverages the Company’s LinearDNA™ platform that enables the efficient chemical modification of DNA templates and the high binding affinity of Spindle’s proprietary, high-performance RNA polymerase (RNAP) for chemically modified DNA templates to deliver multiple advantages over conventional plasmid DNA-based mRNA production, including 1) the prevention or reduction of double-stranded RNA (dsRNA) contamination resulting in higher target mRNA yields; 2) delivery of IVT templates in as little as 14 days for milligram scale and 30 days for gram scale; and 3) reduced mRNA manufacturing complexities.

The acquisition combines the Company’s linearDNA™ IVT templates and Spindle’s RNA polymerase into an integrated offering branded as the LineaIVT™ platform. With this integrated offering, Applied DNA expands its access to the mRNA value chain severalfold to what it estimates is over 20%1 of mRNA manufacturing costs of goods.

Terms of the Stock Purchase Agreement

Under the terms of the stock purchase agreement entered into among Applied DNA, Spindle, and the former shareholders of Spindle, Applied DNA acquired all outstanding shares in Toronto-based Spindle for an upfront purchase consideration of $625,000 cash, as adjusted for debt and transaction expenses, and 750,000 restricted shares of Company common stock, in addition to future contingent consideration of up to 1.0 million shares of Company common stock upon the satisfaction of certain commercialization and revenue milestones. The SPA also provides for a 10-year revenue share based on the net sales generated by the LineaIVT platform. Aaron Chung, co-founder and CEO of Spindle, joins the Company as Director of Nucleic Acid Platforms.

Dr. James A. Hayward, president and CEO of Applied DNA, stated, “The acquisition of Spindle aligns us with the growing demand for mRNA therapeutics across an expanding range of diseases. mRNA supply, however, is challenged by the industry’s use of plasmid DNA and inherent limitations associated with conventional production methods for mRNA. Chief among these limitations is the generation of potentially hazardous dsRNA contaminants that is a significant challenge to quality control for CDMOs and therapy developers that can potentially delay development timelines and program costs and complicate regulatory approval processes. The issue of dsRNA is currently addressed through additional purification, specialized instrumentation, and cost, however, with the launch of our LineaIVT platform, we seek to solve these manufacturing issues and enable our customers to produce better mRNA faster.

“Having first partnered with Spindle in 2022, we deeply appreciate the complementary nature of its RNAP to our linearDNA IVT templates and the combined technologies’ ability to substantially reduce or eliminate dsRNA contamination without sacrificing production yields,” concluded Dr. Hayward. “With this acquisition, we have moved into a unique leadership position based on our combined offering, which we believe is the only platform to leverage the unique attributes of enzymatically produced IVT templates to empower a proprietary RNA polymerase. With the simultaneous launch of our LineaIVT platform early access program, we plan to engage mRNA stakeholders across the entirety of the value chain.”

Additional Transaction Details

The transaction is being accounted for as an asset acquisition. Applied DNA will record the assets acquired and the consideration paid in its fiscal fourth quarter and full-year 2023 results ending September 30, 2023. A copy of the stock purchase agreement will be filed with the Securities and Exchange Commission (“SEC”) and will be publicly available.

Click to review an overview of the Spindle transaction

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid (“DNA”). Using PCR to enable both the production and detection of DNA, we operate in three primary business markets: (i) the manufacture of DNA for use in nucleic acid-based therapeutics; (ii) the detection of DNA in molecular diagnostics testing services; and (iii) the manufacture and detection of DNA for industrial supply chain security services.

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The Company’s common stock is listed on NASDAQ under the ticker symbol ‘APDN,’ and its publicly traded warrants are listed on OTC under the ticker symbol ‘APPDW.’

About Spindle Biotech Inc.

Founded in 2017, Spindle has developed a proprietary RNA Polymerase that, when used in conjunction with specialized chemically modified IVT templates, produces high-quality and high-yield mRNA with significant reductions in dsRNA impurities. In March 2022, Spindle and Applied DNA entered into a collaborative research agreement to pursue a simplified and efficient method to produce mRNA with advantages over conventional plasmid DNA methods.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA, and include Applied DNA’s beliefs and expectations and statements about the benefits sought to be achieved in the acquisition of Spindle and the potential effects of the acquisition on Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, unknown future demand for its biotherapeutics products and services, the unknown amount of revenues and profits that will result from the LineaIVT platform, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology and/or the Spindle RNAP enzyme approved for therapeutic use, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including its  Annual Report on Form 10-K filed on December 14, 2022,  as amended, its 10-Q filed on February 9, 2023, and May 11, 2023, and other reports it  files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Corporate Contacts:

Investor Relations Contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Program Contact: Clay Shorrock, 631-912-6454, clay.shorrock@adnas.com

Web: www.adnas.com

Twitter: @APDN

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